                                                                                                                        Exhibit 99.1

                                                                                                            macy's inc.

Contacts:

                                                                                                            Media - Jim Sluzewski

                                                                                                                           513/579-7764

                                                                                                            Investor - Susan Robinson

                                                                                                               513/579-7780

FOR IMMEDIATE RELEASE

MACY'S, INC. SAME-STORE SALES DOWN 4.5% IN JANUARY

CINCINNATI, Ohio, February 5, 2009 – Macy's, Inc. today reported total sales of $1.213 billion for the four weeks ended Jan. 31, 2009, a decrease of 4.7 percent compared with total sales of $1.273 billion in the four weeks ended Feb. 2, 2008. On a same-store basis, Macy's, Inc. sales were down 4.5 percent in January.

For the 13-week fourth quarter of fiscal 2008, Macy's, Inc.'s sales totaled $7.934 billion, down 7.7 percent from total sales of $8.594 billion for the final 13 weeks of 2007. On a same-store basis, the company's fourth quarter sales were down 7.0 percent. This is slightly better than the company's guidance for fourth quarter sales to be down approximately 7.5 percent.

Total sales for the 52 weeks of fiscal 2008 were $24.892 billion, down 5.4 percent from total sales of $26.313 billion in the 52 weeks of fiscal 2007. On a same-store basis, Macy's, Inc.'s annual sales were down 4.6 percent.

The company is very encouraged with fourth quarter sales performance in its 20 My Macy's pilot localization districts relative to other geographic markets. Sales performance in these 20 districts significantly lagged other local markets in spring 2008 prior to the implementation of My Macy's activities, but swung to improved performance relative to non-My Macy's markets in the fourth quarter. As announced earlier this week, the My Macy's strategy will begin rolling out in the second quarter of 2009 when approximately 1,200 new My Macy's executive positions will be added to local markets across the country. In the future, the company believes it will be better able to capture additional market share from the localization approach.

Given the poor macro-economic environment, Macy's, Inc. continues to manage its business conservatively to ensure inventory, expenses and capital expenditures are aligned with sales assumptions for 2009.  The company ended the year with approximately 7.4 percent lower inventory on a comparable store basis and believes its assortments are well-positioned to deliver value and newness going into the spring season.

Macy's, Inc. expects to end the fourth quarter with approximately $1.3 billion in cash on hand, compared with $583 million at the end of fiscal 2007, and no borrowings against its $2 billion bank credit agreement.

Online sales (macys.com and bloomingdales.com combined) were up by 15.5 percent in January, by 24.0 percent in the fourth quarter, and by 29.0 percent for the full year. Online sales are included in the same-store sales calculation for Macy's, Inc.

The company currently expects fourth quarter earnings per share on a diluted basis in the range of $1.00 to $1.02, excluding one-time costs associated with consolidations announced in February 2008 and store closings announced in January 2009, compared with previous guidance of 90 cents to $1.00 per diluted share on the same basis. Thus, for fiscal 2008 as a whole, current guidance is for earnings per share on a diluted basis of $1.20 to $1.22, excluding previously announced asset impairment charges and costs mentioned above, compared with previous guidance of $1.10 to $1.20 per diluted share on the same basis.

Macy's, Inc. is slated to report its fourth quarter earnings on Tuesday, Feb. 24, and will webcast a call with financial analysts and investors that day at 11:00 a.m. (ET).
Note this is a change from the customary time of the conference call in order to avoid a timing conflict with Target Corporation's quarterly conference call. Macy's, Inc.'s webcast is accessible to the media and general public via the company's Web site at
www.macysinc.com. Analysts and investors may call in on 1-888-609-5701, passcode 9875341.
A replay of the conference call can be accessed on the Web site or by calling
1-888-203-1112 (same passcode) about two hours after the conclusion of the call.

Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2008 sales of $24.9 billion. The company operates more than 840 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's. The company also operates macys.com and bloomingdales.com. Prior to June 1, 2007, Macy's, Inc. was known as Federated Department Stores, Inc.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

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(NOTE: Additional information on Macy's, Inc., including past news releases, is available at www.macysinc.com/pressroom)